Anthony C. Weagley, Vice President & Treasurer

              CENTER BANCORP, INC., REPORTS FIRST QUARTER EARNINGS

Union, New Jersey, April 19, 2005 ---Center Bancorp Inc. (NASDAQ, NM: CNBC) parent company to Union Center National Bank of Union, New Jersey, today reported earnings results for the first quarter ended March 31, 2005.

Net income for the first quarter of 2005 amounted to $1,745,000, an increase of 1.22% or $21,000 from the $1,724,000 earned for the comparable quarter of the previous year.

On a per share basis, basic earnings per share was $.18, a decrease of 5.26% from $.19 earned in the first quarter of 2004 and on a fully diluted common share basis was $.17 per share. All common stock per share amounts have been restated to reflect all previously declared and paid common stock splits and common stock dividends.

Commenting on Center Bancorp's financial results for the first quarter 2005, John J. Davis, President and Chief Executive Officer, said "We are pleased with the results we achieved, particularly given the challenges resulting from the economic and competitive environment that we have faced. While the first quarter results reflected a compression in the net interest margin due to rising rates, we believe we have made significant progress in sustaining positive trends begun in 2004 into the first quarter of 2005. "

"We did experience an increase in interest expense during the first quarter as the cost of funds increased at a faster pace than anticipated and at the same time the yield curve flattened, dampening our ability to substantially increase our asset yields in the face of the Federal Reserve's rate tightening policy moves."

"On balance we are encouraged by the prospects for continued revenue growth in subsequent quarters in the loan portfolio, based on the positive effect an improving earning-asset mix will have on net interest income."

Looking ahead, Mr. Davis noted, that "Notwithstanding the impact of future economic and political conditions, our present estimate of earnings performance is attainable. We believe that we are on track to deliver earnings per share of $.85 -$.87 per share for 2005. " We look forward to the balance of 2005, including the pending acquisition of Red Oak Bank, as offering us an improving environment to execute our business model and gain further momentum in revenue growth.

As previously announced on December 20, 2004, the Company signed a definitive merger agreement for Center Bancorp to acquire Red Oak Bank, a state-chartered bank headquartered in Morristown, New Jersey. The total value of the acquisition, including stock options, is approximately $26.3 million.

Mr. Davis further noted that "We are optimistic that the acquisition of Red Oak Bank will serve to create synergies and operational efficiencies that will further enhance performance in 2005. As previously noted, we expect to complete the transaction in the first half of 2005 and that the acquisition would be accretive to earnings in the latter part of 2005. We believe that the Corporation will benefit from an improved margin, given that Red Oak has substantial loan balances funded with core deposits, enhancing our spread. We should also benefit from the reduction in operating overhead that can be achieved as cited. Further, we anticipate that the merger will allow Center Bancorp to benefit from Red Oak's past net operating loss carry forward, enabling us to deliver increased value to our shareholders."

"Our challenge will be to continue to grow our commercial business base and increase loans while containing operating expenses and the more significant cost of funds as we make progress in driving more revenue to the bottom line. We believe that the first quarter results are supportive of the Company's stated goals to deliver consistent earnings performance."

Total interest income, on a tax-equivalent basis, for the first quarter of 2005, increased $1,518,000 or 15.13%, over the comparable 2004 period. Total interest expense increased by $1,354,000 over the same period. The impact to net interest margins was to some extent mitigated by non-interest revenue, which increased by 7.66%, net of gains on securities sold, for the quarter and continues to be a strong contributing factor to the performance of the Corporation. The Corporation continues to seek strategic initiatives to develop new sources of non-interest revenue to enhance current earnings and to create long-term sustainable quality earnings performance.

The Corporation continues to experience good levels of loan demand. Total average loan volumes for the first quarter of 2005 increased to $380.7 million, an increase of $32.9 million on average (up 9.47% from $347.8 million on average for the comparable prior year quarter). On a linked sequential quarter comparison, total average loans increased by $455,000 from $380.3 million on average or an increase of .12% as compared to the fourth quarter of 2004.

Mr. Davis added: "Most encouraging are the key credit quality trends, which have been maintained during a period of strong credit growth and national economic instability." Asset quality continues to remain high and no additional provisions were made to the allowance for loan losses during the quarter. At March 31, 2005, the total allowance for loan and lease losses amounted to $3.8 million or .99% of total loans. During the first quarter, net charge offs amounted to two thousand dollars.

Average funding sources grew $80.1 million or 9.38%. Interest-bearing liabilities increased $73.5 million on average during the first quarter of 2005, as compared to the first quarter in 2004. Total non-interest bearing core deposits increased $6.6 million on average in the first quarter of 2005 in comparison to the comparable quarter in 2004 and continue to be an important low-cost source of funding. At March 31, 2005 this source of funding amounted to $127.2 million or 13.3% of total funding sources and 18.3% of total deposits.

Net interest margins for the first quarter declined in part due to the recent actions by the Federal Reserve Board raising rates 50 basis points in the first quarter of 2005 (representing a 175 basis point increase since March 31, 2004), the flattening of the yield curve and a shift toward higher costing funds as part of the funding mix. Continued efforts to improve the yield on earning-assets and to control the cost of funds have helped to mitigate some of the effects of the current margin compression. For the three months ended March 31, 2005, the net interest margin (net interest income as a percentage of earning assets) decreased 23 basis points to 2.97% from 3.20% for the first quarter in 2004; and decreased 13 basis points from 3.10% in comparison to the fourth quarter of 2004.

Management believes that the margin can be maintained at or near the current levels for the remainder of 2005 and that continuing growth in the loan portfolio can be expected in 2005, which should help to support margins as rates continue to rise.

Other non-interest income, exclusive of gains on securities sold (which decreased $113,000), increased $58,000 or 7.66% for the first quarter compared with the comparable quarter in 2004. Other non-interest income, including gains on securities sold, decreased $55,000 or 6.23% for the first quarter compared with the comparable quarter in 2004. The increased revenue was primarily driven by the increase in service charges, annuity and insurance sales fees and increased cash surrender value on Bank Owned Life Insurance.

Total non-interest expense in the first quarter of 2005 was $5.3 million up 6.97% as compared to the first quarter of 2004. Personnel-related expenses, the Corporation's largest non-interest operating expense component, increased 9.10% from a year ago. The increase was related to increased staffing levels, merit and promotional pay increases and employee related expenses. Full time equivalent staffing levels were 200 for the quarter compared to 185 in the first quarter of 2004. The 9.19% increase in other expense in the first quarter was primarily attributable to the increased computer, appraisal, compliance and audit fees in 2005.

The  effective  tax  rate  continues  to  be  less  than  the  statutory   rates
substantially as a result of tax free income generated from the Corporation's municipal and other tax advantaged securities.

Total assets at March 31, 2005 reached $1.024 billion, an increase of $110.3 million or 12.1% from assets of $913.7 million at March 31, 2004 and $15.0 million or 1.48% from December 31, 2004.

At March 31, 2005, the total Tier 1 Capital Leverage ratio was 8.23%, the total Tier 1 Risk Based Capital ratio was 14.41% and the Total Risk Based Capital ratio was 15.07%. Total Tier 1 capital increased to approximately $82.7 million at March 31, 2005 from $67.8 million at March 31, 2004.

At March 31, 2005, book value per common share was $6.73 as compared with $6.46 a year ago. At March 31, 2005, tangible book value per common share was $6.52 as compared to $6.22 a year ago. Annualized return on average stockholders' equity for the three months ended March 31, 2005 was 10.16% compared to 12.44% for the comparable period in 2004.

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates thirteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Madison, Millburn/Vauxhall, Morristown (2 locations), Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union New Jersey Transit train station and in Union Hospital. The Bank also received recent approvals to install and operate two additional off-premise ATM locations in the Chatham and Madison New Jersey Transit stations.

Union Center National Bank is the largest commercial bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

The acquisition of Red Oak Bank will add to Union Center National Bank's branch network another location in Morristown and may add another branch location that Red Oak is currently developing in Mountain Lakes/Boonton and an on premise ATM location at the Giralada Farms office campus in Madison.

For further information regarding Center Bancorp Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank visit our web site at "http://www.centerbancorp.com" ~http://www.centerbancorp.com.

All non-historical statements in this press release (including statements regarding prospects for revenue and loan growth, anticipated improvements in the earning-asset mix and margin, estimated earnings per share amounts, the impact of the Red Oak Bank merger on the margin and other metrics, the synergies and efficiencies that may arise from that merger, the anticipated accretive nature of the merger and the anticipated utilization of Red Oak Bank's past net operating loss carry forward) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Center Bancorp has filed a Registration Statement on SEC Form S-4 in connection with the Red Oak Bank merger. The parties are in the process of mailing a Proxy Statement/Prospectus to shareholders containing information about the merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CAREFULLY. THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CONTAIN IMPORTANT INFORMATION ABOUT CENTER BANCORP, RED OAK, THE MERGER AND RELATED MATTERS. Investors and security holders may obtain free copies of these documents through the web site maintained by the U.S. Securities and Exchange Commission at http//www.sec.gov. In addition to the Registration Statement and the Proxy Statement/Prospectus, Center Bancorp files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information filed by Center Bancorp at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the
Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on public reference rooms. Center Bancorp's filings with the Commission also are available to the public from commercial document-retrieval services and at the web site maintained by the Commission at http//www.sec.gov. Red Oak, its directors, executive officers and certain members of management and employees may be soliciting proxies from Red Oak's stockholders in favor of the adoption of the merger agreement. A description of any interests that Red Oak's directors and executive officers have in the merger is available in the Proxy Statement/Prospectus. This press release does not constitute an offer of any securities for sale.

Center Bancorp, Inc. and Subsidiaries
Consolidated Statements of Condition

                                                                                             March 31,    December 31,
----------------------------------------------------------------------------------------------------------------------
(Dollars In Thousands)                                                                         2005           2004
----------------------------------------------------------------------------------------------------------------------
                                                                                            (unaudited)
ASSETS
Cash and due from banks                                                                     $    14,824    $    12,033
Federal funds sold and securities purchased under agreement to resell                             9,900              0
----------------------------------------------------------------------------------------------------------------------
    Total cash and cash equivalents                                                              24,724         12,033
Investment securities held to maturity (approximate market
    value of $155,041 in 2005 and $127,898 in 2004)                                             153,087        124,162
Investment securities available-for-sale                                                        419,525        453,524
----------------------------------------------------------------------------------------------------------------------
   Total investment securities                                                                  572,612        577,686
Loans, net of unearned income                                                                   383,631        377,304
Less--Allowance for loan losses                                                                   3,779          3,781
----------------------------------------------------------------------------------------------------------------------
   Net loans                                                                                    379,852        373,523
Premises and equipment, net                                                                      17,557         17,622
Accrued interest receivable                                                                       5,182          4,533
Bank owned separate account life insurance                                                       18,031         17,848
Other assets                                                                                      3,937          3,679
Goodwill                                                                                          2,091          2,091
----------------------------------------------------------------------------------------------------------------------
   Total assets                                                                             $ 1,023,986    $ 1,009,015
======================================================================================================================

LIABILITIES
  Deposits:
  Non-interest bearing                                                                      $   127,150    $   127,226
  Interest bearing:
   Certificates of deposit $100,000 and over                                                    166,520        163,810
   Interest-bearing transaction, savings and time deposits                                      402,314        411,236
----------------------------------------------------------------------------------------------------------------------
 Total deposits                                                                                 695,984        702,272
Short-term borrowings                                                                           136,482        101,357
Long-term borrowings                                                                            105,000        115,000
Subordinated debentures                                                                          15,465         15,465
Accounts payable and accrued liabilities                                                          4,173          6,278
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                               957,104        940,372
----------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Preferred Stock, no par value, Authorized 5,000,000 shares; None Issued                               0              0
Common stock, no par value: Authorized 20,000,000 shares; issued
10,939,672 and 10,928,996 shares in 2005 and 2004                                                30,580         30,441
respectively
Additional paid in capital                                                                        4,699          4,477
Retained earnings                                                                                37,817         36,973
Treasury stock at cost (997,700  and 1,006,640 shares in 2005 and
    2004 respectively)                                                                           (3,721)        (3,775)
Restricted stock                                                                                      0              0
Accumulated other comprehensive income/(loss)                                                    (2,493)           527
----------------------------------------------------------------------------------------------------------------------
 Total stockholders' equity                                                                      66,882         68,643
----------------------------------------------------------------------------------------------------------------------
 Total liabilities and stockholders' equity                                                 $ 1,023,986    $ 1,009,015
======================================================================================================================

Center Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income

      (Unaudited)                                                         March 31,
---------------------------------------------------------------------------------------
(In Thousands, Except Per Share Data)                                 2005         2004
---------------------------------------------------------------------------------------
Interest income:
Interest and fees on loans                                      $    5,033   $    4,376
Interest and dividends on investment securities:
Taxable interest income                                              4,488        3,980
Non-taxable interest income                                            973          880
Dividends                                                              450          334
Interest on Federal funds sold and securities purchased
   under agreement to resell                                            12            0
---------------------------------------------------------------------------------------
Total interest income                                               10,956        9,570
---------------------------------------------------------------------------------------
Interest expense:
 Interest on certificates of deposit $100,000 and over                 999          101
 Interest on other deposits                                          1,560        1,641
 Interest on borrowings                                              1,982        1,445
---------------------------------------------------------------------------------------
Total interest expense                                               4,541        3,187
---------------------------------------------------------------------------------------
Net interest income                                                  6,415        6,383
Provision for loan losses                                                0          205
---------------------------------------------------------------------------------------
Net interest income after provision for loan losses                  6,415        6,178
---------------------------------------------------------------------------------------
Other income:
 Service charges, commissions and fees                                 495          481
 Other income                                                           96          102
Annuity & Insurance                                                     42            8
Bank Owned Life Insurance                                              182          166
Gain on securities sold                                                 13          126
---------------------------------------------------------------------------------------
Total other income                                                     828          883
---------------------------------------------------------------------------------------
Other expense:
Salaries and employee benefits                                       2,877        2,637
Occupancy, net                                                         570          563
Premises and equipment                                                 458          445
Stationery and printing                                                121          152
Marketing and advertising                                              172          149
Other                                                                1,141        1,045
---------------------------------------------------------------------------------------
Total other expense                                                  5,339        4,991
---------------------------------------------------------------------------------------
Income before income tax expense                                     1,904        2,070
Income tax expense                                                     159          346
---------------------------------------------------------------------------------------
Net income                                                      $    1,745   $    1,724
=======================================================================================
Earnings per share:
Basic                                                           $      .18   $      .19
Diluted                                                         $      .17   $      .19
---------------------------------------------------------------------------------------
Weighted average common shares outstanding:
Basic                                                            9,935,538    8,950,362
Diluted                                                          9,978,509    9,030,062
=======================================================================================

Center Bancorp, Inc. and Subsidiaries
Average Balance Sheet with Interest and Average Rates
(3 Month Quarterly Averages)
Period Ended March 31,
(unaudited)

------------------------------------------------------------------------------------------------------------------------------------
                                                                              2005                               2004
------------------------------------------------------------------------------------------------------------------------------------
                                                                       Interest   Average                    Interest      Average
(tax-equivalent basis,                                   Average       Income/     Yield/        Average      Income/      Yield/
 dollars in thousands)                                   Balance       Expense      Rate         Balance      Expense       Rate
------------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-earning assets:
  Investment securities:
    Taxable                                            $   413,154   $     4,645         4.50% $   410,260   $     4,292       4.18%
    Non-taxable                                            149,101         1,859         4.99%      97,500         1,363       5.59%
  Loans, net of unearned income                            380,742         5,033         5.29%     347,806         4,376       5.03%
  Federal funds sold and securities purchased under
    agreement to resell                                      2,002            12         2.40%           0             0       0.00%
------------------------------------------------------------------------------------------------------------------------------------
         Total interest-earning assets                     944,999        11,549         4.89%     855,566        10,031       4.69%
Non-interest earning assets
  Cash and due from banks                                   19,196            ~~           ~~       20,938            ~~         ~~
  BOLI                                                      17,921            ~~           ~~       15,503            ~~         ~~
  Other assets                                              28,887            ~~           ~~       25,295            ~~         ~~
Allowance for possible loan losses                          (3,819)           ~~           ~~       (3,094)           ~~         ~~
------------------------------------------------------------------------------------------------------------------------------------
  Total non-interest earning assets                         62,185            ~~           ~~       58,642            ~~         ~~
------------------------------------------------------------------------------------------------------------------------------------
         Total assets                                  $ 1,007,184            ~~           ~~  $   914,208            ~~         ~~
====================================================================================================================================

Liabilities and stockholders' equity
Interest-bearing liabilities:
  Money market deposits                                $    89,753           406         1.81% $   107,559           263       0.98%
  Savings deposits                                         130,009           355         1.09%     146,542           353       0.96%
  Time deposits                                            245,293         1,639         2.67%     157,468         1,036       2.63%
  Other interest - bearing deposits                         87,687           159         0.73%      72,640            90       0.50%
 Short-term  Borrowings                                    233,662         1,761         3.01%     228,704         1,272       2.22%
 Subordinated Debentures                                    15,465           221         5.72%      15,465           173       4.47%
------------------------------------------------------------------------------------------------------------------------------------
         Total interest-bearing liabilities                801,869         4,541         2.27%     728,378         3,187       1.75%
------------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing liabilities:                                                                                                ~~
  Demand deposits                                          130,029            ~~           ~~      123,314            ~~         ~~
  Other non-interest-bearing deposits                        1,657            ~~           ~~        1,808            ~~         ~~
  Other liabilities                                          4,931            ~~           ~~        5,263            ~~         ~~
------------------------------------------------------------------------------------------------------------------------------------
         Total non-interest-bearing  liabilities           136,617            ~~           ~~      130,385            ~~         ~~
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                        68,698            ~~           ~~       55,445            ~~         ~~
------------------------------------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity    $ 1,007,184            ~~           ~~  $   914,208            ~~         ~~
====================================================================================================================================
Net interest income (tax-equivalent basis)                      ~~   $     7,008           ~~           ~~   $     6,844         ~~
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Spread                                             ~~            ~~         2.62%          ~~            ~~       2.94%
------------------------------------------------------------------------------------------------------------------------------------
Net interest income as percent
 of earning-assets (net interest margin)                        ~~            ~~         2.97%          ~~            ~~       3.20%
------------------------------------------------------------------------------------------------------------------------------------
Tax equivalent adjustment                                       ~~          (593)          ~~           ~~          (461)        ~~
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                             ~~   $     6,415           ~~           ~~   $     6,383         ~~
====================================================================================================================================